EXHIBIT 4.19

ENGLISH LANGUAGE SUMMARY OF THE MATERIAL PROVISIONS OF THE

COMMITMENT TO PURCHASE AND SELL SHARES OF TELE NORTE LESTE

PARTICIPAÇÕES S.A. AND TELEMAR NORTE LESTE S.A,

DATED AS OF JANUARY 25, 2011,

AMONG BRATEL BRASIL S.A., TELEMAR PARTICIPAÇÕES S.A., TELE NORTE LESTE

PARTICIPAÇÕES S.A., TELEMAR NORTE LESTE S.A. AND, AS INTERVENING PARTY,

PORTUGAL TELECOM, SGPS S.A.

•      Sale of Shares and Price:  Telemar Participações S.A. (“TmarPart”) and Tele Norte Leste Participações S.A. (“TNLP”) undertook under the contract (x) to increase the capital of TNLP and Telemar Norte Leste S.A. (“Telemar”) upon issuance of new shares, (y) to subscribe such new shares, and (z) to sell part of such newly issued shares to Bratel Brasil S.A. (“Bratel”).

•      The transaction was subject to a number of conditions, including, inter alia, the concurrent acquisitions and/or subscriptions of shares of Pasa Participações S.A., EDSP75 Participações S.A., TmarPart, TNLP and Telemar so as to assure that Bratel would hold a minimum direct and indirect interest in Telemar of 22.38%..

•      Indemnification:  TmarPart, TNLP and Telemar agreed to indemnify Bratel for breaches of representations and warranties relating to them and to the ownership of the shares, as well as for default of any obligation undertaken by them under the contract.  Bratel agreed to indemnify TmarPart, TNLP and Telemar for breaches of representations and warranties relating to it and default of any obligation undertaken by it under the contract.

•      Representations, Warranties and Agreements:  The agreement contained customary representations, warranties and agreements typical of merger and acquisition transactions.

•      Termination:  The contract allowed the parties to terminate it under specified circumstances.  It also provided for automatic termination under certain extraordinary circumstances, such as bankruptcy of any of the parties.  The agreement was not terminated, and the transaction closed on March 28, 2011.

•      Governing Law and Dispute Resolution:  The agreement is governed by Brazilian law.  Any dispute under the agreement is to be resolved through arbitration in Brazil.

Portugal Telecom will provide a copy of the Portuguese language agreement to the Staff of the Securities and Exchange Commission upon request.